Exhibit 99.1

General Cable Announces Consent Solicitation with Respect to Its Senior Floating Rate Notes Due 2015 and 5.750% Senior Notes Due 2022

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--November 4, 2013--General Cable Corporation (NYSE: BGC) (the “Company”) announced today that it has commenced a consent solicitation (the “Solicitation”) to amend the indentures and to provide related waivers (the “Proposed Amendments”) with respect to its Senior Floating Rate Notes due 2015 and 5.750% Senior Notes due 2022 (the “Notes”). The Solicitation will expire at 5:00 p.m., New York City time, on November 8, 2013 unless extended by the Company. Only noteholders of record as of 5:00 p.m., New York City time, on November 1, 2013 may provide consents and be eligible to receive the applicable consent fees.

The Proposed Amendments require the consent of holders of a majority in aggregate principal amount of each series of the outstanding Notes. The Proposed Amendments will amend the indentures governing the Notes to make certain changes to the reporting covenants and to waive defaults that have occurred before the Proposed Amendments become effective. If the Company obtains the requisite consents, then the filing with the Securities and Exchange Commission of the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 28, 2013 and September 27, 2013 on or prior to March 17, 2014 would satisfy the Company’s obligations under the reporting covenants in the indentures; provided that if the Company does not comply with the reporting covenants on or prior to March 17, 2014, then such noncompliance will constitute an Event of Default as defined under the indentures.

Upon the terms and subject to the conditions of the Solicitation, if the requisite consents are obtained on or prior to expiration of the Solicitation, noteholders will receive additional interest at the rate of 0.50% per annum from November 1, 2013 until the earlier of (i) the date that the Company complies with the reporting covenants under the indentures, and (ii) March 17, 2014. Noteholders who deliver a valid unrevoked consent on or prior to the expiration of the Solicitation will also be eligible to receive the consent fee as set forth in the table below which will only be payable in the event the Company has not complied with the reporting covenants by January 31, 2014.

Title of Securities	Consent Fee (Per $1,000 principal amount)
Senior Floating Rate Notes due 2015	$2.50
5.750% Senior Notes due 2022	$2.50

The Solicitation is subject to certain terms and conditions, as set forth more fully in the Company’s Consent Solicitation Statement dated November 4, 2013 (the “Consent Solicitation Statement”) and the related Consent Form. The Consent Solicitation Statement and related Consent Form contain important information, and holders should read them carefully before making any decision with respect to the Solicitation.

Questions concerning the terms of the Solicitation should be directed to the solicitation agent, J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attn: High Yield Syndicate. The solicitation agent can also be reached at (800) 245-8812 (toll-free) or (212) 270-1200 (collect). Requests for assistance in completing or delivering the consent form or requests for additional copies of the consent solicitation statement, the consent form or other related documents should be directed to the information and tabulation agent: D.F. King & Co., Inc., at 48 Wall Street, 22nd Floor, New York, New York 10005, (800) 290-6429 (toll-free) or (212) 269-5550.

General Cable Corporation, a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets.

CONTACT:
General Cable Corporation
Len Texter, Vice President, Investor Relations, 859-572-8684